Exhibit 99.1

Trxade Group Announces Addition to the Russell MicroCap Index

Company Provides Reminder Regarding Tomorrow’s Scheduled Virtual Presentation

TAMPA, FL, June 23, 2020 — Trxade Group, Inc. (NASDAQ: MEDS) an integrated drug procurement, delivery and healthcare platform, announced that it has been selected to be added to the Russell MicroCap Index at the conclusion of the 2020 Russell indexes annual reconstitution, effective after the U.S. market opens on June 29, 2020, according to a preliminary list of additions posted June 5, 2020.

Membership in the Russell Microcap Index, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes.

“We are pleased to be added to the Russell Microcap Index, raising Trxade Group’s visibility and public awareness within the investment community,” said Suren Ajjarapu, Chairman & Chief Executive Officer of Trxade Group. “This marks an exciting capital markets milestone in the growth and trajectory of our company as we continue to execute upon our growth strategy and raise awareness about the Company throughout the investment community.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell Microcap® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

To learn more about Trxade Group, Chief Executive Officer Suren Ajjarapu will present an overview of the Company’s business model and growth initiatives via a virtual presentation on Wednesday, June 24, 2020, starting at 11:30 am Eastern standard time.

The webinar will be accompanied by a presentation and followed by a question and answer session, which can be accessed via the webcast link or dial-in numbers below.

Date: Wednesday, June 24, 2020

Time: 11:30 a.m. Eastern time (8:30 a.m. Pacific time)

Dial-in: 1-877-425-9470

International Dial-in: 1-201-389-0878

Conference Code: 13705066

Webcast: http://public.viavid.com/index.php?id=140219

A telephone replay will be available approximately two hours after the call and will be available through July 8, 2020, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 13705066. The replay can also be viewed through the webinar webcast link above.

About FTSE Russell:

FTSE Russell is a leading global index provider creating and managing a wide range of indexes, data and analytic solutions to meet client needs across asset classes, style and strategies. Covering 98% of the investable market, FTSE Russell indexes offer a true picture of global markets, combined with the specialist knowledge gained from developing local benchmarks around the world.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $16 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create investment funds, ETFs, structured products and index-based derivatives. FTSE Russell indexes also provide clients with tools for asset allocation, investment strategy analysis and risk management.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on index innovation and customer partnership applying the highest industry standards and embracing the IOSCO Principles. FTSE Russell is wholly owned by London Stock Exchange Group. For more information, visit www.ftserussell.com

About Trxade Group, Inc.

Headquartered in Tampa, Florida, Trxade Group, Inc. (Nasdaq: MEDS) is an integrated drug procurement, delivery and healthcare platform that fosters price transparency, thereby improving profit margins for both buyers and sellers of pharmaceuticals. Trxade Group operates across all 50 states with the central mission of making healthcare services affordable and accessible. Founded in 2010, Trxade Group is comprised of four synergistic operating platforms; (1) the Trxade B2B trading platform with 11,400 registered pharmacies, (2) Integra Pharma Solutions, Trxade Group’s virtual wholesale division, (3) the Bonum Health platform offering affordable telehealth services; and (4) the DelivMeds app, which coordinates a nationwide distribution network through independent pharmacies or mail order delivery. For additional information, please visit us at www.trxade.com, www.delivmeds.com, and www.bonumhealth.com.

Forward-Looking Statements

This press release and the presentation may contain forward-looking statements, including information about management’s view of Trxade’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion and the presentation, the words “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release or the presentation other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of Trxade, its divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in filings made by Trxade with the Securities and Exchange Commission, including, but not limited to, in the “Risk Factors” sections in its Form 10-Ks and Form 10-Qs and in its Form 8-Ks, which we have filed, and file from time to time, with the U.S. Securities and Exchange Commission. These reports are available at www.sec.gov. Other unknown or unpredictable factors also could have material adverse effects on Trxade’s future results and/or could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements. The forward-looking statements included in this press release and the presentation are made only as of the date hereof/thereof. Trxade cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Investor Relations:

Luke Zimmerman

Senior Vice President

MZ Group - MZ North America

(949) 259-4987

MEDS@mzgroup.us
www.mzgroup.us